Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

WIRELESS RONIN TECHNOLOGIES, INC.

The Undersigned, an executive officer of Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Corporation”), hereby certifies that the following Articles of Amendment have been duly adopted by the Corporation pursuant to the provisions of Chapter 302A of the Minnesota Statutes, or the Minnesota Business Corporation Act (the “Act”).

1. The name of the Corporation is: Wireless Ronin Technologies, Inc.

2. Article I of the Corporation’s Articles of Incorporation is amended to read in its entirety as follows:

Article I

Name

The name of this Corporation shall be Creative Realities, Inc.

3. This amendment has been adopted pursuant to the Act.

In Witness Whereof, the undersigned has executed these Articles of Amendment as of September 15, 2014.

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ John Walpuck
Name:	John Walpuck
Title:	Chief Financial Officer